Exhibit (d)

The Chrysler Building 405 Lexington Avenue, NY, NY 10174-1299 Tel: 212.554.7800 Fax: 212.554.7700 www.mosessinger.com

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 554-7800

Fax: (212) 554-7700

September 17, 2018

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity to be created by the Deposit Agreement (as hereinafter defined) , for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), 50,000,000 American Depositary Shares (the “ADSs”) to be issued under the Deposit Agreement, by and among Deutsche Bank Trust Company Americas, as Depositary, Kidman Resources Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Company”), and all Holders and Beneficial Owners (each as defined in the Deposit Agreement and hereinafter used as so defined) of ADSs issued thereunder, a draft copy of which is being filed as Exhibit (a) to the Registration Statement (the “Deposit Agreement”). Each ADS will represent the right to receive, subject to the terms and conditions of the Deposit Agreement and, if applicable, the American Depositary Receipt (the “ADR”) representing such ADS and the laws of the Commonwealth of Australia, four (4) ordinary shares, no par value (the “Shares”) of the Company.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code of 1986, as amended, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

In rendering this opinion, we have relied upon certain certifications from you with respect to your control of the shares underlying the ADSs.

Assuming that, at the time of their issuance, the Registration Statement will be effective, and the Shares will have been legally issued and delivered in accordance with the terms of the ADR, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the registered holders of the ADSs to the rights specified in the applicable ADRs.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement filed with the SEC.

Very truly yours, /s/ Moses & Singer